UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 13, 2023
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02 Results of Operations and Financial Condition.

On January 17, 2023, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the third quarter ended November 30, 2022. The information regarding the financial results for the third fiscal quarter ended November 30, 2022 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On January 17, 2023, the Company issued a news release to report its financial results for the third quarter ended November 30, 2022. To review the full financial results, please view the Company’s recent Form 10-Q filing on the SEC’s website at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q3 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $11.40 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);
●	Reported a quarterly increase in revenues of 93% compared to Q3 2022;
●	Reported sequential quarterly growth in revenue of $6.42 million from Q2 2023 representing a 129% increase quarter over quarter.
●	Reported quarterly increase in Telecommunications Products & Services business revenue of $7.07 million or 215% compared to Q3 2022;
●	Reported quarterly Big Data revenue of $.19 million compared to nil in Q3 2022;
●	Reported quarterly decline in SMS & MMS business revenue of $1.75 million or 67% compared to Q3 2022;
●	Reported quarterly cost of revenue of $10.54 million which was an increase of $5.61 million or 114% compared to Q3 2022;
●	Reported quarterly loss of $2.52 million which was an increase of $1.49 million or 143% compared to Q3 2022;
●	Basic and Diluted loss per share of $0.06 versus a loss per share of $0.02 for Q3 2022;
●	On November 30, 2022, FingerMotion had $11,870,256 in cash, a working capital surplus of $16,713,400 and a positive shareholders’ equity of $12,193,986;
●	Total Assets were $21.90 million, Total Current Liabilities were $4.87 million and Total Liabilities were $9.71 million;
●	46,316,635 common shares were issued and outstanding as of November 30, 2022.

The Company exceeded the quarterly milestone of over $10 million in revenue for the quarter. The Company anticipates even greater revenue growth in the upcoming months as it deploys some of the $11 million held in reserve, which was raised pursuant to private placements in November 2022.

“The Chinese ‘lockdowns’ are over now, but during the quarter they still had an impact on the Company’s revenue mix,” said Martin Shen, CEO of FingerMotion Inc. “The Company managed the quarter by focusing available resources to the Top-up business as our corporate SMS customers were not interested in driving traffic to retail establishments that were closed. Now that China has opened up again the Company expects a resumption of the upward trend and a dramatic acceleration in topline revenue growth. And while margins were temporarily depressed, they are expected to rebound substantially in the ensuing quarter. We are also encouraged to see the start of revenue from mobile phone sales and subscriptions. We are very optimistic that we will see notable growth in this area and the Big Data in the future.”

General and administrative expenses increased by $114,686 or 8% during the quarter which was a result of an increase in consulting, travel, and other expenses related to the funding and promotional activities for the quarter. Research and development expenses increase to $180,158 during the quarter which was up 14% due to higher data access fees charged by the telecom companies.

“The device protection business is nearing the end of its test phase and the Company anticipates a full launch by the end of this fiscal year.”

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On January 13, 2023, the Company’s board of directors has authorized a six month extension to the expiry date of the common stock purchase warrants that the Company issued on January 13, 2021 which have an expiry date of January 13, 2023 and an exercise price of $3.00 per share (the “January 2021 Warrants”), and of which there are currently 1,417,668 January 2021 Warrants outstanding. The new expiry date of the January 2021 Warrants is July 13, 2023.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	News Release dated January 17, 2023

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: January 17, 2023	By:	/s/ Martin J. Shen
Martin J. Shen
CEO